Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered on [●], [●], and effective as of [●], 2021 (the “Effective Date”), by and between TEXAS PACIFIC LAND CORPORATION (the “Company”) and ROBERT PACKER (“Employee”).

WHEREAS, Texas Pacific Land Trust (the “Trust”) and Employee entered into an Employment Agreement on August 8, 2019 (the “Prior Agreement”) and effective as of July 1, 2019 (the “Prior Effective Date”);

WHEREAS, the Trust underwent a corporate reorganization to reorganize into a corporation domiciled in the State of Delaware (the “Corporate Reorganization”);

WHEREAS, immediately after the Corporate Reorganization, equityholders of the Trust had the same proportionate ownership in the Company as they had in the Trust immediately before the Corporate Reorganization;

WHEREAS, as a result of the Corporate Reorganization, the Company became a party to the Prior Agreement; and

WHEREAS, pursuant to Section 9(d) of the Prior Agreement, the Company and Employee desire to amend and restate the Prior Agreement in its entirety upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Employment. The Company agrees to continue to employ Employee, and Employee agrees to continue to be employed by the Company, for the period stated in Section 3 hereof and upon the terms and conditions herein provided.

2. Position and Responsibilities. Employee shall serve as Chief Financial Officer of the Company. Employee shall be responsible for such duties as are commensurate with his office and shall be a direct report to the board of directors of the Company (the “Board”). Employee shall not become a director of any for profit entity without first receiving the approval of the Nominating and Corporate Governance Committee of the Board.

3. Term. Except as otherwise provided in this Agreement, Employee’s term of employment under this Agreement shall commence on the Effective Date and continue until December 31, 2021 (the “Term”). Thereafter, this Agreement shall automatically renew for subsequent periods of one (1) year (“Renewal Term”), unless either party provides written notice to the other at least 120 days prior to the end of the Term (or any Renewal Term thereafter) of its intention not to renew this Agreement or unless this Agreement is otherwise terminated as set forth in this Agreement. The period during which Employee is employed by the Company under this Agreement is hereinafter referred to as the “Employment Term.” Except as provided for in Section 7, the Company or Employee’s decision not to extend the Term or any Renewal Term shall not constitute an employment termination eligible for severance under the terms of this Agreement, and Employee’s continued employment thereafter, if any, will be on an at-will basis until terminated by either party for any reason.

4. Compensation, Reimbursement of Expenses, Benefits.

(a) Salary. For all services rendered by Employee in any capacity during the Employment Term, including, without limitation, service as an executive or officer of the Company, or any subsidiary, affiliate, or division thereof, the Company shall pay Employee as compensation an annual salary (the “Base Salary”) at the rate of $850,000 per year, which Base Salary shall be paid in periodic payments in accordance with the Company’s usual payroll practices. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board (the “Compensation Committee”), or in the absence thereof, the Board, based upon Employee’s performance, not less often than annually.

(b) Cash Bonus. During the Employment Term, Employee shall be eligible for an annual cash bonus of up to 300% of the Base Salary for the same year (the “Cash Bonus”) as determined in accordance with reasonable and customary performance metrics to be developed annually by the Compensation Committee in consultation with the Employee, but subject to the ultimate decision of the Board. The Cash Bonus, if any, shall be paid no later than March 15th of the year following the year in which the Cash Bonus is earned (i.e., March 15, 2021 for the Cash Bonus earned in 2020), provided, however, that except as set forth in Sections 5 and 6 of this Agreement, Employee shall be eligible for the Cash Bonus for a year only to the extent he continued to be employed by the Company through the end of that year; and provided further, that, until such time as Employee becomes eligible to participate in an equity compensation plan established by the Company, Employee shall use no less than twenty-five percent (25%) of the value of the Cash Bonus (net of estimated taxes) to purchase shares of the Company’s common stock; such purchase shall be completed no later than six (6) months after payment of the Cash Bonus has been completed unless, at that time Employee is in possession of material non-public information in which event the purchase shall occur as soon as practically available in accordance with Federal securities laws. The Company’s exercise of its decision not to renew this Agreement voluntarily pursuant to the terms of Section 3 shall not affect Employee’s right to receive any calendar year bonus that has already accrued and remains to be paid. Further, the requirement upon Employee to use any portion of a Cash Bonus to purchase shares of the Company’s common stock shall not apply in any situation where a Section 5 Notice of Termination has been issued.

(c) Reimbursement of Expenses. The Company shall pay, or reimburse Employee for all reasonable travel, entertainment, and other expenses incurred by Employee in the performance of Employee’s duties under this Agreement, consistent with Company policy for senior executives.

(d) Employee Benefits. During the Employment Term, Employee will be entitled to participate in all benefits plans provided to its executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company.

(e) Vacation. Employee shall be entitled to four (4) weeks of paid vacation each year of the Employment Term, pro-rated for partial calendar years of employment, subject to the Company’s usual vacation policy for full-time employees that may be in effect from time to time.

(f) Long Term Incentive Benefits. Employee shall be eligible to participate in any long-term incentive (“LTI”) program established by the Board or Compensation Committee in their sole discretion. The terms of any such LTI and specifically those for which Employee shall be eligible, shall be determined at such time, and upon such terms, as the Board or the Compensation Committee may from time to time determine. Employee shall be eligible to receive LTI grants for a year only to the extent he continues to be employed by the Company until and as of the day such LTI is granted.

(g) Tax Withholdings. The salary, bonus and any benefits payable to Employee under this Agreement shall be subject to all applicable deductions and withholdings required by federal, state, and local law.

(h) Indemnification. The Company shall (the “Indemnification Provisions”) (i) indemnify Employee, as a director or officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that Employee may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, or whether alleging negligence or strict liability, because Employee is or was a director or officer of the Company (or the Trust) or a trustee or fiduciary of such employee benefit plan, other than any such liabilities or expenses directly resulting from Employee’s gross negligence, misconduct or fraudulent or criminal acts, and (ii) pay for or reimburse promptly the reasonable expenses incurred by Employee in the defense of any proceeding to which Employee is a party because Employee is or was a director or officer of the Company (or the Trust) or a trustee or fiduciary of such employee benefit plan and for which Employee is entitled to indemnification under clause (i), subject to such written documentation, itemization and substantiation as the Board may reasonably request, provided such does not destroy attorney-client privilege or work to impair Employee’s defense. The rights of Employee under the Indemnification Provisions shall survive the termination of Employee’s employment with the Company for a period of six years. Additionally, to the extent that the Company maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), covering individuals who are current or former officers or directors of the Company (or the Trust), Employee shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are provided to other senior executives of the Company, while Employee is employed with the Company and for a period of at least six years thereafter.

5. Termination.

(a) Resignation. Employee may terminate the Employment Term and his employment with the Company for no reason (i.e., without Good Reason) by providing the Company with at least four weeks’ notice in writing (the “Resignation Notice Period”). Employee shall continue to work for the Company during the Resignation Notice Period unless the Company waives this obligation, in which case the Company will pay Employee any accrued and unpaid wages and vacation pay, less permitted statutory deductions and withholdings to the end of the Resignation Notice Period. Except as otherwise provided in the preceding sentence, Employee shall receive only the following from the Company in connection with Employee’s resignation without Good Reason during the Employment Term: (i) any unpaid Base Salary accrued through the termination date, (ii) a lump sum payment for any accrued but unused vacation pay, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Employee’s sole expense, and (iv) a lump sum payment for any previously unreimbursed business expenses incurred by Employee on behalf of the Company during the Employment Term (collectively, such (i) through (iv), plus payment through the Resignation Notice Period if the Company waives the employment condition per the above, being the “Accrued Rights”), less permitted statutory deductions and withholdings. The Accrued Rights described in clauses (i) and (ii) shall be paid within fifteen (15) days after the date of termination (or such earlier date as may be required by applicable law).

(b) Termination for Cause. Except as specifically set forth in this Agreement, the Company may terminate the Employment Term and Employee’s employment with the Company at any time for Cause. Upon termination of employment for Cause during the Employment Term, Employee shall receive only the Accrued Rights, less permitted statutory deductions and withholdings. “Cause” for these purposes shall mean any of the following:

(1) Employee’s willful refusal to follow the lawful directions of the Board which directions are consistent with normal business practice and not inconsistent with this Agreement;

(2) Employee’s indictment or conviction of, or plea of nolo contendere to, (i) any felony or (ii) another crime involving dishonesty or moral turpitude, or Employee’s engagement in any embezzlement, financial misappropriation or fraud, related to his employment with the Company (or the Trust);

(3) Employee’s engagement in any willful misconduct or gross negligence or willful act of dishonesty, including any violation of federal securities laws, or violence or threat of violence, which is materially injurious to the Company (or the Trust) or any of its subsidiaries or controlled affiliates;

(4) Employee’s repeated abuse of alcohol or drugs (legal or illegal) that, in the Board’s reasonable judgment, materially impairs his ability to perform his duties hereunder; or

(5) Employee’s willful and knowing breach or violation of any material provision of this Agreement, including, but not limited to, the confidentiality, non-solicitation and non-competition provisions set forth herein.

Notwithstanding anything in this Section 5(b), no event or condition described in Sections 5(b)(1), (3), (4) or (5) shall constitute Cause unless (y) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides Employee written notice of its intention to terminate Employee’s employment for Cause and the specific factual grounds and rationale for such termination; and (z) the Board, by a majority vote of its directors, terminates Employee’s employment with the Company within twenty (20) days of the written notice being provided to Employee in (y), above. For purposes of this Section 5(b), any attempt by Employee to correct a stated Cause condition shall not be deemed an admission by Employee that the Board’s assertion of Cause is valid.

(c) Termination without Cause or by Employee for Good Reason. The Company may terminate Employee’s employment at any time without Cause upon thirty (30) days advance notice and Employee may terminate Employee’s employment for Good Reason, in accordance with the procedural requirements set forth below.

If, during the Employment Term, Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, the Company shall provide Employee with:

(i) the Accrued Rights;

(ii) any earned (as determined uniformly with respect to other recipients of similar cash bonuses) Cash Bonus for the prior calendar year that had not yet been paid as of Employee’s employment termination;

(iii) to the extent Employee terminates after the first quarter of any calendar year, a pro rata portion of the actual Cash Bonus for the year in which termination occurs, with such amount to be determined and payable similarly with respect to the relevant year’s Cash Bonus being determined and paid to all other eligible employees of the Company (but no later than March 15 of the year following the year of termination);

(iv) LTI benefits shall be payable to the extent provided for in the underlying LTI plan document and award agreements; and

(v) Severance Pay pursuant to, and subject to the requirements of, Section 6 or 7 below, as applicable.

For purposes of this Agreement, “Good Reason” shall mean any of the events listed in the following subparagraphs (1), (2), (3), (4) and (5), provided the additional notice and procedural requirements set forth below are satisfied:

(1) a 10% or more diminution in Employee’s Base Salary as in effect on the last day of the immediately preceding calendar year or a 30% or greater reduction in the amount of Employee’s target Cash Bonus as compared to the Cash Bonus amount for the preceding year;

(2) a material diminution in Employee’s title, or the nature or scope of Employee’s authority, duties, or responsibilities from those applicable to him on the Effective Date;

(3) the Company requiring Employee to be based at any office or location that is more than 25 miles from Employee’s principal place of employment as of the Effective Date (which the parties hereto stipulate and agree shall be Dallas, Texas);

(4) a material breach by the Company of any material term or provision of this Agreement, which shall include a failure by any acquiring entity or successor to the Company in a Change in Control (as defined below) to assume this Agreement in its entirety as of consummation of such Change in Control; or

(5) a failure by the Company (or the Trust) to maintain a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), covering Employee.

In order for one of the events set forth in (1), (2), (3), (4) or (5) to constitute a Good Reason, (x) Employee must notify the Board in writing of such fact and the reasons therefore no later than 90 days after Employee knows or should have known that the relevant event has occurred, (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days after Employee’s notice (or, in the event that such grounds cannot be corrected with thirty (30) days, the Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) Employee terminates Employee’s employment with the Company within thirty (30) days following expiration of such thirty-day (30) cure period. Failure to satisfy the requirements of this paragraph will result in there not being a termination for Good Reason for purposes of this Agreement.

(d) Termination Due to Death or Disability. The Employment Term and Employee’s employment will automatically terminate upon Employee’s death or Disability. In the event of such termination during the Employment Term, the Company shall pay Employee (or, in the event of Employee’s death, Employee’s estate or designated nominee) the amounts due and at the time pursuant to subparagraphs (i), (ii), (iii) and (iv) of Section 5(c) and shall have no further obligations to Employee or any other person thereafter. For purposes of this Agreement, “Disability” shall mean Employee’s inability, as a result of Employee’s incapacity due to physical or mental illness, to perform the essential functions of his position hereunder for a period of 180 consecutive days, or for a total of 180 days (whether or not consecutive) in any 365-consecutive-day period, as determined by the Board in its reasonable discretion.

(e) Notice of Termination. Any termination of employment by the Company or Employee during the Employment Term shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 9(b) of this Agreement. In the event of a termination by the Company for Cause or by Employee for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (iii) with respect to a termination for Cause, specify the date of termination. The failure by Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Employee or the Company, respectively, hereunder or preclude Employee or the Company, respectively, from asserting such fact or circumstance in enforcing Employee’s or the Company’s rights hereunder.

(f) Other Obligations. Upon any termination of Employee’s employment with the Company, Employee shall automatically be deemed to have resigned from any and all positions as an officer, director or fiduciary of the Company and any subsidiary or affiliate of the Company as of the same date. Employee agrees to take any action reasonably requested by the Company to document such resignation or resignations.

6. Severance and Other Benefits.

(a) Subject to Section 5(c), and except as otherwise provided in this Section 6, the Company shall have no obligations to Employee for any period subsequent to the effective date of any termination of the Employment Term and Employee’s employment except for the Accrued Rights.

(b) Notwithstanding the provisions of paragraph (a) of this Section 6, and except as provided in Section 7 of this Agreement, in the event of (i) a termination of Employee by the Company other than for Cause, or (ii) a voluntary termination by Employee for Good Reason, in either case, during the Employment Term, the Company will pay Employee as follows:

(i) the Accrued Rights;

(ii) (A) if such termination occurs during the first fifteen (15) months following the Prior Effective Date, an amount equal to two times (2x) the average of Employee’s Base Salary and Cash Bonus for the two years preceding the year in which the termination takes effect; and (B) if such termination occurs after the first fifteen (15) months following the Prior Effective Date, an amount equal to one times (1x) the average of Employee’s Base Salary and Cash Bonus for the one year preceding the year in which the termination takes effect; provided, however, in the case of clauses (A) and (B), if the Cash Bonus for the year prior to termination has not yet been determined as of the effective date of termination, then such Cash Bonus shall be calculated in accordance with Clauses (A) and (B) but shall include the most recent calendar year for which a Cash Bonus has been determined under this Agreement or the Prior Agreement (“Severance Pay”);

(iii) the amounts set forth in Sections 5(c)(ii) through 5(c)(iv); and

(iv) a monthly cash payment equal to the coverage of up to eighteen (18) months of continued group health, dental and/or vision coverage elected by Employee for himself and/or his eligible dependents, pursuant to and subject to the applicable provisions of COBRA (the “COBRA Benefits”).

(c) Subject to Section 9(i), the Severance Pay payable to Employee under this Agreement upon his “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be paid to Employee within 60 days following Employee’s “separation from service.” In addition, Employee shall only be entitled to Severance Pay, the amounts set forth in Sections 5(c)(ii) through (iv), and COBRA Benefits hereunder if Employee signs (and does not rescind, as may be permitted by law) the Waiver and Release attached hereto as Exhibit A, as may be updated to reflect changes in law; however, if the periods to consider or revoke the release straddle two (2) taxable years of Employee, then the Company shall pay the foregoing amounts in the second of such taxable years, regardless of the taxable year in which Employee actually delivers the executed release of claims.

7. Termination Related to a Change in Control. If Employee’s employment is terminated by the Company without Cause, or by Employee for Good Reason or upon the failure of the Company to renew the Employment Term, in either case within 24 months after a Change in Control (as defined below) that occurs during the Employment Term, then:

(a) Subject to Sections 6(c) and 7(c) and Employee’s execution and non-revocation of the Waiver and Release attached hereto as Exhibit A, Employee shall receive the following amounts and benefits, which shall be in lieu of the amounts set forth in Section 6 hereof:

(i) the Accrued Rights;

(ii) the amounts set forth in Sections 5(c)(ii) through (iv);

(iii) Severance Pay, payable within 60 days following Employee’s “separation from service,” in an amount equal to 2.99 times the greater of (A) the average of Employee’s total Base Salary and Cash Bonus for the two years preceding the year of the Change in Control, or (B) Employee’s Base Salary and target Cash Bonus for the year in which the Change in Control occurs, subject to reduction in accordance with Section 7(c); provided, however, in the case of clause (A), if the Cash Bonus for the year prior to the Change in Control has not yet been determined as of the effective date of termination, then such Cash Bonus shall be calculated in accordance with clause (A) but shall include the most recent calendar year for which a Cash Bonus has been determined under this Agreement or the Prior Agreement; and

(iv) the COBRA Benefits.

(b) For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (y) any corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company’s common stock, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) the Incumbent Directors (as defined below) cease to constitute a majority of the Board; or

(iv) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For purposes of this Agreement, “Incumbent Directors” means the directors of the Board on the Effective Date, and each other director if, in each case, such other director’s appointment, or nomination for election, to the Board is recommended by a vote of at least a majority of the then Incumbent Directors.

(c) Section 280G. If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then Employee shall receive either (y) the 280G Payments as reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax or (z) the 280G Payments, whichever of the foregoing (y) or (z) that provides Employee with the greater after-tax benefit. Any reduction made pursuant to this Section 7(c) will be made in a manner determined by the Company that is consistent with the requirements of Section 409A. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(d) All calculations and determinations under this Section 7 will be made by an independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by this Section 7, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code including, but not limited to, the value of Employee’s obligations under Sections 8(d) and (e) of this Agreement and reasonable compensation for services performed by Employee to the Company (or any successor thereto) in the future. In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the Company and, with the Company’s written consent, the Tax Counsel may, but shall not be required to, retain the services of an independent valuation expert. The Company and Employee shall furnish the Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section 7, and the costs of such determination shall be borne equally by the Company and Employee.

8. Confidential Information; Non-Competition; Non-Solicitation; Enforceability.

(a) Employee shall not at any time, whether before or after the termination of the Employment Term and Employee’s employment with the Company, divulge, furnish or make accessible to anyone (other than in the ordinary course of the business of the Company) any non-public knowledge or information with respect to confidential or secret designs, processes, formulae, plans, devices, material, intellectual property, contracts, financials, or research or development work of the Company (or the Trust), or with respect to any other confidential or secret aspect of the business of the Company (or the Trust), all of which, together with the property described in the following paragraph, is referred to herein as “Confidential Information.” For purposes of clarification, Confidential Information does not include any knowledge or information that is publicly disclosed by the Company (or the Trust).

(b) Upon termination of the relationship, or at any time earlier at the request of the Company, Employee shall immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, all property and materials belonging to the Company or clients of the Company, including without limitation, documents, software, records, data, photographs, notes and correspondence and copies or reproductions, computers, telephones, badges, business cards, handbooks, policy manuals, software and hardware manuals and directories. If Employee makes an unauthorized disclosure of any Confidential Information, Employee will notify the Company as soon as the Employee himself becomes aware or should have become aware of its occurrence and use reasonable efforts to retrieve the lost or improperly disclosed Confidential Information.

(c) During his employment, Employee shall devote substantially all of Employee’s business time to the performance of the services and duties as may be delegated by the Company. Employee shall not, directly or indirectly, engage or become interested in (as owner, stockholder, partner, or otherwise) the operation of any business in competition (direct or indirect) with the Company within the Restricted Territory (as defined below). This Paragraph 8(c) shall not apply to Employee’s ownership of less than 5% of the stock of a corporation whose stock is traded on a nationally recognized stock exchange.

(d) For a period of one (1) year from and after the cessation of Employee’s employment with the Company (which period shall be reduced to six (6) months solely in the case of a resignation by Employee without Good Reason), Employee shall not, directly or indirectly, participate in any Restricted Activity (as defined below) within the Restricted Territory (as defined below).

●	For purposes of this Agreement, “Restricted Territory” means the following Counties in the State of Texas: Reeves, Loving, Culberson, Midland, Upton, Glasscock and Ector.

●	For purposes of this Agreement, “Restricted Activity” means, either directly or indirectly, owning, managing, engaging in, operating, controlling, working for, consulting with, rendering services to, doing business with, sharing Confidential Information with, utilizing Confidential Information for the benefit of, solicitation of the Company’s customers or other protected business relationships for purposes of seeking to induce such customers to alter or end their relationship with the Company, maintaining any interest in (proprietary, financial or otherwise) or participating in the ownership, management, operations or control of, any business, in whatever form (including, without limitation, proprietorship, partnership or corporate), which competes with any significant business of the Company in existence as of the date of this Agreement or from time to time (a “Competing Business”); provided, however, that, the Employee on a post-termination of employment basis may engage in land management, minerals management, and asset management businesses, even if such businesses have a Competing Business within the Restricted Territory, but only if the Employee is not personally engaging in a Competing Business within the Restricted Territory. For the avoidance of doubt, it is understood by Employee and the Company that a Competing Business is a person or entity that is engaged in the business of the Company as such business exists at the time of Employee’s employment termination.

●	As used herein, “competes with” means engaging in land management, water business, or another line of business that the Company developed or was engaged in during the Employment Term, for any person or entity other than for the Company, which is the same as or similar to or is in competition with, or has a use allied to, or may be substituted for or supplied by, any product, program, process, system or service of the Company, whether in existence or under development during Employee’s employment with the Company, or about which Employee acquired Confidential Information during his employment with the Company.

(e) During the Employment Term (and except on behalf of the Company), and for a period of twelve (12) months from and after the cessation of Employee’s employment with the Company, for whatever reason, Employee agrees that he will not directly or indirectly call upon any of the clients, suppliers or business partners to whom the Company provided services, or with whom the Company dealt, in the twenty-four (24) months prior to the cessation of Employee’s employment, and with whom Employee had contact or about whom Employee obtained Confidential Information during his employment with the Company for the purpose of inducing said customer, supplier or business partner to alter or end its relationship with the Company or to do business with a Competing Business or person or entity that is preparing to establish a Competing Business; provided, however, that the foregoing shall only apply with respect to the Restricted Activities within the Restricted Territory. For the same time period, Employee also agrees that he will not directly or indirectly solicit or attempt to solicit any employee, agent, vendor or independent contractor of the Company to alter or terminate his/her/its employment or other relationship with the Company or breach any agreement with or obligation owed to the Company.

(f) Employee recognizes that the foregoing covenants are a prime consideration for the Company to enter into this Agreement and that the Company’s remedies at law for damages in the event of any breach shall be inadequate. In the event that Employee commits any breach of the covenants and agreements set forth above, Employee acknowledges that the Company would suffer substantial and irreparable harm, and that such harm to the Company may be impossible to measure in monetary damages. Accordingly, Employee hereby agrees that in such event, the Company may be entitled to temporary and/or permanent injunctive relief to enforce the provisions of this Agreement and prevent a breach or contemplated breach, all without prejudice to any and all other remedies that the Company may have at law or in equity and that the Company may elect or invoke.

(g) In the event that Employee violates any provision of this Section 8, in addition to any injunctive relief and damages, to which Employee acknowledges Company would be entitled, all severance payments to Employee, if any, shall cease, and those already made will be forfeited.

(h) The provisions of this Section 8 shall survive the termination of this Agreement.

(i) Employee understands that nothing contained in this Agreement limits Employee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit Employee’s ability under applicable U.S. Federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

9. General Provisions.

(a) Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire understanding between the parties hereto and supersede any prior understandings regarding the employment of Employee including, without limitation, the Prior Agreement.

(b) Notices. Any notice required to be given by the Company hereunder to Employee shall be in proper form if signed by a director of the Board giving notice. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

●	to the Company if delivered to each of the directors of the Board in person, by email, or, if mailed, by certified, registered or overnight mail, postage prepaid to:

Texas Pacific Land Corporation

1700 Pacific Avenue, Suite 2900

Dallas, Texas 75201

Attn:

With a Copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attn: Karyn Fulton, Esq.

●	to Employee if delivered to Employee in person, by email or, if mailed, by certified, registered or overnight mail, postage prepaid to:

Robert Packer
Last known address on file with the Company

With a Copy to:

Jackson Walker LLP
1401 McKinney St. Suite 1900
Houston, Texas 77010
Attn: Lionel M. Schooler, Esq.

(c) Successors and Assigns. This Agreement shall inure to the benefit of each of the Company and its successors, assigns and legal representatives, and shall be binding upon Employee and Employee’s heirs and legal representatives. This Agreement may be assigned by the Company to any successor entity to the Company by operation of law or otherwise; provided, however, that this Agreement must be assumed in its entirety by any acquiring entity or successor entity to the Company as of consummation of a Change in Control transaction of the Company or otherwise such failure shall be considered a material breach of this Agreement for purposes of Section 5(c). This Agreement and Employee’s obligations hereunder shall not be subject to assignment or delegation by Employee in any form without the prior consent of the Company.

(d) Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto and approved in writing by the Board.

(e) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

(g) Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(h) Governing Law, Arbitration and Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to choice-of-law principles. The parties consent to personal and exclusive jurisdiction and venue Dallas County in the State of Texas. Any controversy or claim arising out of or relating to (i) Employee’s employment with the Company and/or (ii) this Agreement, or the breach therefore, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules before one arbitrator in Dallas, Texas, and judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction thereof. The decision arrived at by the arbitrator shall be binding upon all parties to the arbitration and no appeal shall lie therefrom, except as provided by the Federal Arbitration Act. These arbitration procedures are intended to be the exclusive method of resolving any claim or dispute arising out of or related to this Agreement, including the applicability of this Section 9(h); provided, however, that either party seeking injunctive relief in connection with a breach or anticipated breach of this Agreement will be authorized to do so in a state or federal court of competent jurisdiction within Dallas County in the State of Texas.

If there is any arbitration, action, or proceeding pursuant to Section 9(h) of this Agreement or otherwise, alleging a breach of this Agreement, then the prevailing party in any such arbitration, action, or proceeding, shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs, and expenses incurred in such arbitration, action, or proceeding. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in his or her sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled.

(i) Section 409A. This Agreement is intended to either be exempt from, or in compliance with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code or an exemption therefrom. Further:

(i) any reimbursement of any costs and expenses by the Company to Employee under this Agreement shall be made by the Company in no event later than the close of Employee’s taxable year following the taxable year in which the cost or expense is incurred by Employee. The expenses incurred by Employee in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Employee in any other calendar year that are eligible for reimbursement hereunder and Employee’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(ii) any payment following a separation from service that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and which would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(iii) each payment that Employee may receive under this Agreement (and any right to a series of installment payments) shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(iv) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” (within the meaning of, and subject to, Section 409A of the Code) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(j) Survival. This Agreement shall terminate upon the termination of employment of Employee; provided, however, that provisions of this Agreement shall survive to the extent expressly provided for in a specific provision and also as necessary to give effect to the intent of the parties, including, but not limited to, the provisions for post-termination payments in Sections 5, 6, and 7 of this Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, and intending to be legally bound, the Company has caused this Agreement to be executed by a duly authorized officer of the Company, and Employee has signed this Agreement, all as of the Effective Date first written above.

EMPLOYEE:

By:
Robert J. Packer

TEXAS PACIFIC LAND CORPORATION:

By:
Name:
Title:

Signature Page

to

Amended and Restated Employment Agreement